Contact:	Stephen C. Vaughan
Vice President and
Chief Financial Officer
(405) 225-4800

SONIC'S 2006 EARNINGS PER SHARE INCREASE 17%
ON SOLID SALES MOMENTUM

With System-Wide Same-Store Sales Up 4.5% for the Year,
Fiscal 2006 Marks 20 Consecutive Years of Positive Same-Store Sales

OKLAHOMA CITY (October 16, 2006) - Sonic Corp. (NASDAQ:SONC), the nation's largest chain of drive-in restaurants, today announced strong momentum in closing out fiscal year 2006, reporting record results for the fourth quarter and year ended August 31, 2006. Highlights of the company’s performance included:

•
A 17% increase in net income per diluted share to $0.88 from $0.75 per diluted share in fiscal 2005 (as adjusted for the modified retrospective application of Statement of Financial Accounting Standards No. 123R, "Share-Based Payment" (SFAS 123R), and the Company's recent three-for-two stock split);

•	An increase in net income of 12% to $78.7 million from $70.4 million last year (as adjusted);
•	An 11% increase in total revenues to $693.3 million from $623.1 million in the prior year;
•	System-wide same-store sales growth of 4.5%; and
•	The opening of 173 new drive-ins, including 138 by franchisees, versus a total of 175 last year.

Commenting on the announcement, Clifford Hudson, Chairman and Chief Executive Officer, said, "We are gratified to report a solid finish to fiscal 2006, a year highlighted by increasing sales, new market expansion, continued earnings growth, and handsome returns to our stockholders. We also are especially pleased to note that Sonic's system-wide same-store sales growth for the fourth quarter remained strong. Sonic now has posted positive same-store-sales for 20 consecutive years - a unique feat made even more significant considering the economic challenges that have pressured consumers over the past several years."

Net income per diluted share for the fourth quarter rose 16% to $0.29 from $0.25 in the year-earlier period (as adjusted), while net income increased 12% to $25.5 million versus $22.8 million last year (as adjusted).

Net income for the fourth quarter of fiscal 2006 included stock compensation expense of $1.8 million or $0.01 per diluted share, reflecting the implementation of SFAS 123R; net income for the fourth quarter of fiscal 2005 has been adjusted to reflect stock compensation expense of $1.8 million or $0.01 per diluted share using the modified retrospective application provided by SFAS 123R. Net income for fiscal 2006 reflected stock compensation expense of $7.2 million or $0.06 per diluted share versus $6.8 million or $0.05 per diluted share for fiscal 2005. All per share amounts have been adjusted to reflect the company's April 2006 three-for-two stock split.

Revenues for the fourth fiscal quarter rose 10% to $198.0 million from $180.6 million in the year-earlier period, with the year-over-year increase reflecting new unit growth, same-store sales gains, higher franchising income related to new franchise drive-in development as well as the company's ascending royalty rate, and the benefit of the acquisition of 15 franchise drive-ins at the beginning of fiscal 2006.

"Sonic's ongoing growth reflects our continued success on a number of fronts," Hudson continued. "Our development efforts resulted in the opening of 173 new drive-ins this year, approximately even with the prior year and moving us into four new states during fiscal 2006. Importantly, we have received a very strong welcome in these new markets owing to a media strategy that employs increasing use of cable network advertising, which in turn has resulted in favorable exposure for the Sonic brand beyond our traditional regions. This past year we increased our media expenditures 16% to about $145 million, with approximately one-half of this amount going to cable advertising. This year, we'll maintain those trends, raising our media expenditures to about $160 million. At the same time, we continue with a steady stream of new product news to keep Sonic relevant and compelling to consumers and are implementing a number of technology initiatives, like our PAYS program (credit card terminals at each drive-in stall), to enhance customer convenience and drive sales growth.

"Our multi-layered strategies have produced not only attractive top- and bottom-line growth for the company and its stockholders, they have translated into direct benefits for our franchisees and partners in the form of higher average unit volumes and drive-in level profits," Hudson added. "These higher returns are tangible and compelling incentives that should continue to fuel our expansion and help sustain our momentum in the coming year."

Hudson noted also that the company embarked on a new retrofit program during the past year and has implemented the new Sonic look at over 100 partner drive-ins. In the coming fiscal year, Sonic expects to roll-out the retrofit program to approximately 150 additional partner drive-ins and, in January 2007, will begin to extend the program to franchised drive-ins.

Sonic's system-wide same-store sales increased 4.0% during the fourth quarter versus 4.4% in the year-earlier period, reflecting a 4.7% increase at franchise drive-ins and a 1.2% increase at partner drive-ins. For fiscal 2006, system-wide same-store sales increased 4.5% compared with 6.0% for fiscal 2005, reflecting a 5.1% increase at franchise drive-ins and a 1.9% increase at partner drive-ins. Sales by franchise drive-ins in fiscal 2006 have continued to benefit from the implementation of Sonic's new PAYS program, which has been in place for more than a year at partner drive-ins. The roll-out of PAYS to franchise drive-ins, which began in February 2005 and now extends to over 80% of Sonic's franchise drive-ins, is expected to have an ongoing positive impact on franchisee same-store sales over the remainder of the calendar year.

During the fourth quarter, Sonic opened 64 new drive-ins, including 45 franchise drive-ins, compared with a total of 69 in the year-earlier period, which included 55 by franchisees. For fiscal 2006, the total number of drive-in openings was 173 compared with 175 in fiscal 2005. Sonic anticipates opening a total of 180-200 new drive-ins in fiscal 2007, including approximately 150-160 by franchisees.

As previously announced, Sonic has completed its recently announced modified "Dutch Auction" tender offer. In accordance with the terms and conditions of the tender offer, Sonic has accepted for purchase approximately 15,918,000 shares of its common stock at a purchase price of $23.00 per share, representing approximately 19% of the company's previously outstanding common stock, for a total cost of $366.1 million. Funding for the tender offer was provided under a new $586 million credit agreement, which includes a $100 million, five-year revolving credit facility and a $486 million, seven-year term loan facility. The proceeds of the term loan facility and a portion of the revolving credit facility were used to fund the tender offer, refinance certain of Sonic's existing indebtedness and pay the related fees and expenses. As disclosed previously, interest on loans under the new senior secured credit facility will be payable at per annum rates equal to (1) in the case of the revolving credit facility, initially, LIBOR plus 175 basis points and adjusting over time based upon Sonic's leverage ratio and (2) in the case of the term loan facility, initially, LIBOR plus 200 basis points and adjusting over time based upon Sonic's credit ratings with Moody's Investors Service Inc.

In the first fiscal quarter ending November 30, 2006, Sonic estimates that diluted earnings per share, excluding charges related to its recently completed tender offer, will total approximately $0.20 to $0.21, reflecting an increase over diluted earnings per share of $0.18 in the first quarter last year (adjusted for the April 2006 three-for-two stock split). The company bases this outlook on the following assumptions:
•	Total revenue growth of between 10% and 12% for the quarter. Factors expected to contribute to this revenue growth include:
o
Same-store sales growth in the range of 2% to 4%, consistent with the company's long-term target, driven by ongoing new product news, continued penetration of non-traditional day parts, including the mornings, afternoons and evenings, increased media expenditures, and the continued benefit of the rollout of the company's PAYS program.

o	The opening of between 35 and 40 new drive-ins (including 30 to 35 franchise drive-ins).
o
Growth in the company's franchising income of approximately $2 million to $2.5 million, which includes both franchise fees and franchise royalties and reflects the impact of additional drive-ins and higher volumes based on the company's unique ascending royalty rate.

•
Food costs are expected to be slightly favorable over the course of the year. In addition, the leverage of higher volumes is expected to benefit labor costs and other operating expenses, which should produce modestly favorable restaurant-level margins overall.

•
Ongoing leverage in the bottom part of the income statement, with corporate overhead expenses growing in the 10% to 12% range and an increase in depreciation and amortization expense in the range of 8% to 10% over the prior year;

•
An increase in net interest expense to a range of $5.5 million to $6.0 million, up from $1.3 million in the year-earlier quarter, reflecting the addition of approximately $375 million in additional debt incurred to finance the cost and expenses of the company's recent tender offer. Because of this transaction, the company's weighted average outstanding common shares for the first quarter of fiscal 2007 is expected to decline to approximately 81 million from 90.5 million in the first quarter of fiscal 2006.

•	A tax rate in the range of 36.5% to 37.5%, which will continue to vary from quarter to quarter.
•
Capital expenditures of $75 million to $80 million for the year, including the cost of partner drive-in development as well as higher expenditures for the retrofit of 150 partner drive-ins (at an average projected cost of $125,000 to $135,000 each).

A listen-only simulcast of Sonic's fourth quarter conference call can be accessed at the company's web site. The simulcast will begin at approximately 9:00 a.m. Central Time tomorrow, October 17, 2006. An on-demand replay, using the same link, will be available at approximately noon tomorrow and will continue until November 17, 2006.

Sonic, America's Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Okla., called Top Hat Drive-In, and then changed its name to Sonic in 1959. The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Okla. Sonic has approximately 3,200 drive-ins coast to coast and in Mexico, where more than a million customers eat every day. For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company's annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The tables that follow provide information regarding the number of Partner Drive-Ins, Franchise Drive-Ins and system-wide drive-ins in operation as of the end of the periods indicated. In addition, these tables provide information regarding franchise sales, system-wide growth in sales, and both franchise and system-wide average drive-in sales and change in same-store sales. System-wide information includes both Partner and Franchise Drive-In information, which we believe is useful in analyzing the growth of the brand. While we do not record Franchise Drive-In sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales. This information also is indicative of the financial health of our franchisees.

SONIC CORP. Unaudited Financial Highlights (In thousands, except per share amounts)

	Fourth Quarter Ended August 31,		Fiscal Year Ended August 31,
	2006	2005	2006	2005
		(adjusted*)		(adjusted*)
Revenues	$198,045	$180,573	$693,262	$623,066
Income from operations	41,863	37,541	131,627	117,449
Net income	25,537	22,781	78,705	70,443
Net income per share - diluted	0.29	0.25	0.88	0.75
Weighted average shares - diluted	88,168	92,755	89,239	93,647

* Previously reported prior-year results have been adjusted to implement SFAS 123R on a modified retrospective basis.

All per share information reflects the company's April 2006 three-for-two stock split.

SONIC CORP.
Unaudited Supplemental Information

	Fourth Quarter Ended August 31,		Fiscal Year Ended August 31,
	2006	2005	2006	2005
Drive-Ins in operation:
Partner:
Total at beginning of period	604	561	574	539
Opened	19	14	35	37
Acquired from (sold to) franchisees	--	(1)	15	(1)
Closed	--	--	(1)	(1)
Total at end of period	623	574	623	574
Franchise:
Total at beginning of period	2,525	2,412	2,465	2,346
Opened	45	55	138	138
Acquired from (sold to) company	--	1	(15)	1
Closed (net of reopening)	(5)	(3)	(23)	(20)
Total at end of period	2,565	2,465	2,565	2,465
System-wide:
Total at beginning of period	3,129	2,973	3,039	2,885
Opened	64	69	173	175
Closed (net of reopening)	(5)	(3)	(24)	(21)
Total at end of period	3,188	3,039	3,188	3,039

Core markets	2,435	2,165	2,435	2,165
Developing markets	753	874	753	874
All markets	3,188	3,039	3,188	3,039

Note: Partner Drive-Ins are those Sonic Drive-Ins in which the company owns a majority interest, typically at least 60%. Most supervisors and managers of Partner Drive-Ins own a minority equity interest.

Markets are identified based on television viewing areas and further classified as core or developing markets based upon the number of drive-ins in a market and the level of advertising support. Market classifications are updated periodically.

SONIC CORP.
Unaudited Supplemental Information
($ in thousands)

	Fourth Quarter Ended August 31,		Fiscal Year Ended August 31,
	2006	2005	2006	2005

Sales Analysis
Partner Drive-Ins:
Total sales	$167,113	$151,325	$585,832	$525,988
Average drive-in sales	273	268	980	957
Change in same-store sales	1.2%	4.5%	1.9%	7.4%
Franchise Drive-Ins:
Total sales	$778,876	$707,983	$2,735,802	$2,474,133
Average drive-in sales	306	292	1,092	1,039
Change in same-store sales	4.7%	4.4%	5.1%	5.8%
System-wide:
Change in total sales	10.1%	9.6%	10.7%	12.4%
Average drive-in sales	$300	$288	$1,070	$1,023
Change in same-store sales	4.0%	4.4%	4.5%	6.0%

Core and Developing Markets
System-wide average drive-in sales:
Core markets	$306	$293	$1,105	$1,059
Developing markets	280	276	954	934
System-wide change in same-store sales:
Core markets	5.3%	3.5%	5.3%	5.6%
Developing markets	-0.5%	6.9%	1.5%	7.4%

Note: Change in same-store sales based on drive-ins open for at least 15 months.

Markets are identified based on television viewing areas and further classified as core or developing markets based upon the number of drive-ins in a market and the level of advertising support. Market classifications are updated periodically.

SONIC CORP.
Unaudited Supplemental Information
(In thousands, except per share amounts)

	Fourth Quarter Ended, August 31,		Fiscal Year Ended August 31,
	2006	2005	2006	2005
		(adjusted*)		(adjusted*)
Income Statement Data
Revenues:
Partner Drive-In sales	$167,113	$151,325	$585,832	$525,988
Franchise Drive-Ins:
Franchise royalties	28,566	25,883	98,163	88,027
Franchise fees	1,659	1,721	4,747	4,311
Other	707	1,644	4,520	4,740
	198,045	180,573	693,262	623,066
Costs and expenses:
Partner Drive-Ins:
Food and packaging	42,244	39,046	151,724	137,845
Payroll and other employee benefits	49,252	45,446	175,610	159,478
Minority interest in earnings of Partner Drive-Ins	7,731	6,289	25,234	21,574
Other operating expenses	32,905	29,968	116,059	103,009
	132,132	120,749	468,627	421,906

Selling, general and administrative	13,345	12,789	52,048	47,503
Depreciation and amortization	10,617	9,494	40,696	35,821
Provision for impairment of long-lived assets	88	--	264	387
	156,182	143,032	561,635	505,617

Income from operations	41,863	37,541	131,627	117,449

Interest expense	2,331	1,471	8,853	6,418
Interest income	(371)	(115)	(1,275)	(633)
Net interest expense	1,960	1,356	7,578	5,785
Income before income taxes	39,903	36,185	124,049	111,664
Provision for income taxes	14,366	13,404	45,344	41,221
Net income	$25,537	$22,781	$78,705	$70,443

Net income per share:
Basic	$0.30	$0.26	$0.91	$0.78
Diluted	$0.29	$0.25	$0.88	$0.75
Weighted average shares used in calculation:
Basic	85,405	89,264	86,260	89,992
Diluted	88,168	92,755	89,239	93,647

* Previously reported prior-year results have been adjusted to implement SFAS 123R on a modified retrospective basis.

All per share information reflects the company's April 2006 three-for-two stock split.

SONIC CORP.
Unaudited Supplemental Information

	Fourth Quarter Ended August 31,		Fiscal Year Ended August 31,
	2006	2005	2006	2005
Margin Analysis
Partner Drive-Ins:
Food and packaging	25.3%	25.8%	25.9%	26.2%
Payroll and employee benefits	29.5	30.0	30.0	30.3
Minority interest in earnings of Partner Drive-Ins	4.6	4.2	4.3	4.1
Other operating expenses	19.7	19.8	19.8	19.6
	79.1%	79.8%	80.0%	80.2%

	August 31,	August 31,
	2006	2005
		(adjusted*)
	(In thousands)
Balance Sheet Data
Total assets	$638,018	$563,316
Current assets	42,510	35,249
Current liabilities	79,136	65,342
Obligations under capital leases, long-term debt,
and other non-current liabilities	167,189	110,057
Stockholders' equity	391,693	387,917

* Previously reported prior-year results have been adjusted to implement SFAS 123R on a modified retrospective basis.